                                                                   EXHIBIT 10.21

US SEARCH.com
                                                           5401 Beethoven Street
                                                           Los Angeles, CA 90066
                                                               tel  310.553.7000
                                                               fax  310.786.8349
                                                                www.ussearch.com

February 3, 2000

Brent N. Cohen
11701 Wetherby Lane
Bel Air, CA 90077

Dear Brent:

U.S. SEARCH.com Inc. (the "Company") is pleased to offer you the position of President and Chief Executive Officer, effective February 3, 2000, on the following terms and conditions (the "Agreement"):

As President and Chief Executive Officer of the Company, you will be employed full time in the Company's corporate headquarters, 5401 Beethoven Street, Los Angeles, California, and perform the duties and have the authority customarily associated with these positions, including direct responsibility for the overall profit and loss of the Company, managing the Company's growth plans and such duties as may be assigned to you by the Board of Directors (the "Board") consistent with your position as President and CEO. The Board will immediately appoint you to the Company's Board of Directors to perform the duties of such position. You will be appointed Chairman of the Board of Directors on your first year anniversary or when the closing price of the Company's stock exceeds $25.00 for 20 consecutive trading days, whichever is earlier. You will report directly to the Board and you will not be required to report to any other officer or employee of Company. You will be expected to work the hours required by the nature of your work assignments.

Your initial base salary will be four hundred thousand dollars ($400,000.00) per year, less standard deductions and withholdings, paid semi-monthly in accordance with the Company's standard payroll procedures. You will be eligible for annual performance bonuses of up to 100% of your annual base salary based on goals and objectives to be mutually agreed upon by you and the Board within sixty (60) days of the date hereof.

You will receive a nonstatutory stock option grant on your date of hire with respect to one million, six hundred thousand (1,600,000) shares of the Company's common stock at an exercise price per share equal to Eight and Three-Eighths
Dollars ($8-3/8).   The Company shall ensure that all shares under this option are registered. One hundred sixty thousand (160,000) of these shares will vest on the date of grant; an additional one hundred sixty thousand (160,000) of these shares will vest six months from the date of grant. Thereafter, an additional six hundred eighty thousand (680,000) shares will vest in equal monthly installments for the next thirty (30) months. An additional three hundred thousand (300,000) shares will vest three years after the date of grant or when the closing price of the Company's stock equals or exceeds $15.00 per share for twenty (20) consecutive trading days, whichever is earlier. The final three hundred thousand (300,000) shares will vest three years after the date of grant or when the closing price of the Company's stock equals or exceed $25.00 per share for twenty (20) consecutive days, whichever is earlier. In the event of a Change of Control of the Company, all remaining unvested shares of your stock option grant will vest immediately upon the effective date of the Change of Control. The terms and conditions of your stock option grant will be governed by your Stock Option Grant Notice and the Company's Stock Option Plan as modified by this Agreement. For the purposes of this Agreement, "Change of Control" means: (1) a sale of substantially all of the assets of the Company;
(2) a merger or consolidation in which the Company is not the surviving corporation; or (3) a reverse merger in which the Company is the surviving corporation, but the shares of the Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise. Notwithstanding any provision in the Company's stock option plan, you will be permitted to exercise the stock options up to six (6) months following the termination of your employment with the Company for reasons other than your death or disability (in which case you will be permitted to exercise up to twelve (12) months). You will be allowed to purchase the Company's common stock with the stock options through a broker-assisted, cashless exercise procedure as currently provided in Section 3.2(b) of the Company's Stock Option Plan subject to any restrictions under the Company's Stock Option Plan or applicable federal securities laws.

In addition to your salary and incentive compensation, you will receive Company benefits consistent with Company policy, including vacation, life insurance, disability, medical and dental coverage. Details about these benefits will be available for your review. Your benefits will be subject to changes in the Company's benefit plans applicable to Company executives generally. Notwithstanding the foregoing, (a) in no event shall your vacation period be less than four weeks per year of employment, vesting ratably throughout the year, with the right to carry-over unused vacation time into subsequent employment years (although once you have accrued eight weeks of unused vacation time, further accrual of vacation time will cease until you have dropped below this eight week cap); (b) you will receive, at Company's expense, life insurance with a benefit of not less than $3 Million and disability insurance covering both total and partial disability with a benefit of not less than 75 percent of your salary and bonuses, with payment of benefit commencing no later than 30 days after disability; and (c) your health insurance shall be non-HMO and shall include coverage for your dependents, with Company bearing all costs and premium co-payments associated with your, and your dependents', coverage. In addition you will receive a car allowance of $1,000.00 per month. The Company agrees to reimburse you for reasonable documented business expenses pursuant to Company policy.

You will be expected to abide by all of the Company's policies and procedures. As a condition of your employment, you agree to refrain from any misuse or improper disclosure of the Company's proprietary or confidential information or materials. As a further condition of your employment, you agree to sign and comply with the Company's Proprietary Information and Inventions Agreement attached as Exhibit A.

By accepting this offer, you represent and warrant that you are not a party to any agreement with any third party or prior employer that would conflict with or inhibit your performance of your duties with the Company. The Company acknowledges that your investment in, and service on the Boards of Directors or Advisors of the entities listed on Exhibit C hereto do not constitute a breach of this Agreement or any Company policy or rule, and you represent that such service will not interfere with your service to the Company.

Your employment with Company is for a specified term of one (1) year, after which the Company may, in its discretion, extend the term of this Agreement for an additional two (2) year term (the "Additional Term") by giving you written notice of such extension no later than sixty (60) days prior to the expiration of the initial one-year term. The Company, in its sole discretion, may offer additional extensions of your employment with the Company.

         (1) If the Company terminates your employment without Cause during the first year of your employment, or if the Company fails to exercise its option to extend this Agreement for the Additional Term other than for Cause, the Company will provide you with the following severance benefits, provided that you first resign your position with the Board and you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit B:
              (i) continuation of your base salary then in effect, subject to standard payroll deductions and withholdings, payable semi-monthly, for twelve (12) months; (ii) an amount equivalent to the pro-rata amount of bonus earned by you from the Company during the first year of your employment; (iii) payment of your COBRA premiums for twelve (12) months or until you become eligible for health insurance benefits at the expense of a new employer, whichever is lesser; and (iv) immediate vesting of 300,000 unvested shares of your stock option grants, beyond any number of shares that have vested, or would have vested in the absence of termination, as of February 2, 2001.

         (2) If the Company extends the Agreement for the Additional Term and subsequently the Company terminates your employment without Cause during the Additional Term, the Company will provide you with the following severance benefits, provided that you first resign your position with the Board and you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit B: (i) continuation of your base salary then in effect, subject to standard payroll deductions and withholdings, payable semi-monthly, for the remainder of the Additional Term or for an additional twelve (12) months, whichever is greater; (ii) an amount equivalent to your bonus for the remainder of the Additional Term or for one year, whichever is greater, calculated based on a bonus level of 100% of your base salary; (iii) payment of your COBRA premiums for the lesser of (a) the remainder of the Additional Term, (b) an additional eighteen (18) months, or (c) until you become eligible for health insurance benefits at the expense of a new employer; and (iv) immediate vesting of any remaining unvested shares of your stock option grants.

Any severance benefits provided to you by the Company will not be reduced in any way by compensation or benefits received (or foregone) by you from sources other than the Company.

If, at any time: (i) your employment is terminated for Cause, (ii) you resign from the Company, or (iii) you do not accept the Company's offer to extend the Agreement for the Additional Term, all compensation and unvested options, unvested vacation time and unvested benefits will cease immediately, subject to the Company's obligations under COBRA and other applicable laws, rules and regulations, and subject to Company's D&O insurance and indemnity obligations to you hereunder.

As used in this Agreement, "Cause" means (i) conviction of any felony or crime involving moral turpitude; (ii) participation in a fraud or embezzlement against the Company; (iii) intentional and material breach of the Proprietary Information and Inventions Agreement, if such breach continues after timely written notice to you of such breach and your failure to cure same within 30 business days after your receipt of such notice; or (iv) material breach of this Agreement if such breach continues after timely written notice to you of such breach and your failure to cure same within 30 business days after your receipt of such notice.

If you become totally disabled during your employment with Company, the Company may, in its discretion, terminate your employment. You will, however, be entitled to receive the disability insurance benefits set forth above and, in addition, you will continue to receive your base salary then in effect for a period of six months, even if such six-month term extends beyond the portion of the term of this Agreement which remained on the date you were terminated for disability.

You acknowledge that by virtue of your position with the Company, you will develop considerable expertise in the business operations of the Company and will have access to extensive confidential information with respect to the Company. You also acknowledge that this is a personal services contract wherein your services are of a special, unique, unusual, extraordinary and intellectual character. You further acknowledge that your services will have peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law. You acknowledge that the Company would be irreparably damaged, and its substantial investment materially impaired, if you were to enter into an activity competing with the Company's business in violation of the terms of this Agreement or if you were to make unauthorized use or disclosure of any confidential information concerning the business of the Company. Therefore, in order to protect the trade secrets and confidential and proprietary information of the Company, you agree that during the time of your employment and for one year thereafter, if you are terminated for Cause or you resign, you will not obtain employment with, perform work for, or engage in any professional activity on behalf of any company, person, or entity that directly competes in any manner with the search business of the Company without first obtaining written authorization from the Company. In the event that you engage in any such competitive activity in breach of this Agreement, the Company may cease making any payments to you, including salary, unvested bonus and/or severance payments, if any, and seek equitable relief to prevent any such competitive activity. You expressly acknowledge that you are voluntarily entering into this Agreement, that the provisions in this paragraph are a material inducement to the Company in entering this Agreement, and that the terms and condition of this Agreement are fair and reasonable to you in all respects.

To ensure rapid and economical resolution of any disputes that may arise under this Agreement, you and the Company agree to first try to resolve the dispute with the help of a mutually agreed upon mediator in Los Angeles, California.
Any costs and fees, other than attorneys' fees and costs associated with the mediation (which shall be paid by the Company), shall be shared equally by you and the Company. If it proves impossible to arrive at a mutually satisfactory solution through mediation, the parties agree to submit the dispute to binding arbitration in Los Angeles, California. The parties agree that the binding arbitration will be conducted under the rules of the American Arbitration Association. Judgment upon the award rendered by the Arbitrator may be entered in any court with jurisdiction to do so. In the event that the prevailing party in arbitration seeks enforcement of the arbitration award in a court of law, the prevailing party in that court action will be entitled to be reimbursed for its costs and attorneys' fees.

During and after the term of this Agreement and your employment the Company will indemnify you and hold you harmless from and against any and all costs, liability and necessary expenses from any claim by any person with respect to, or in any way related to, your employment with the Company, to the maximum extent permitted by law. Notwithstanding this Agreement or any termination of your employment with the Company pursuant to this Agreement or otherwise, you will be entitled to coverage under the directors' and officers' liability coverage maintained by the Company, as in effect or as may be subsequently replaced or modified, to the same extent as other officers and directors of the Company.

This letter Agreement, Exhibits A and B, your Stock Option Grant Notice and the Company's Stock Option Plan constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment. This Agreement is entered into without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties, representations or agreements. This Agreement, however, does not supersede or modify your Stock Option Grant Notice or the Company's Stock Option Plan in its current form, except where the terms of this Agreement are inconsistent with such Grant Notice or Stock Option Plan. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized representative of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of the Agreement. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that could cause the application of the laws of any jurisdiction other than the State of California.

As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States. This offer is also subject to the approval of the Company's Board of Directors within forty-eight (48) hours.

I trust that the points outlined above fully clarify the terms of the Company's employment offer. The Company agrees to pay reasonable attorneys' fees for you to have your own counsel review this Agreement. If you agree to accept our offer under the terms described above, please sign below and return this letter to me. We look forward to a productive and enjoyable working relationship.

Very truly yours,

US SEARCH.com Inc.


/s/ Peter Locke
----------------------------
    Peter Locke
    Co-Chairman of the Board

Enclosures:

Exhibit A - Proprietary Information and Inventions Agreement
Exhibit B - Release and Waiver of Claims
Exhibit C - Non U. S. Search.com Board Service



Acknowledged and Accepted:



/s/ Brent N. Cohen
------------------
    Brent N. Cohen

Date:
     ------------------------

                                   Exhibit A
               Proprietary Information and Inventions Agreement

                                      1.

                                   Exhibit A

                                800-U.S. Search

                       EMPLOYEE PROPRIETARY INFORMATION
                           AND INVENTIONS AGREEMENT

          In consideration of my employment or continued employment by 800-U.S. Search (the "Company"), and the compensation now and hereafter paid to me, I hereby agree as follows:

1.        Nondisclosure

          1.1 Recognition of Company's Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or necessary thereto in my good faith business judgment. I will obtain Company's written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

          1.2 Proprietary Information. The term "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers;and (c) information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry or is in the public domain, or which is not gained as result of a breach of this Agreement, or which I possessed prior to my employment by Company, or my own, skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

          1.3 Third Party Information. I understand, in addition,that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, or necessary thereto in my good faith business judgment.

          1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the CompanyI will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other personto whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2.        Assignment of Inventions.

          2.1 Proprietary Rights. The term "Proprietary Rights" shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

          2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To


                                      1.

preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as "Prior Inventions"). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company's prior written consent.

          2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this
Section 2, are hereinafter referred to as "Company Inventions."

          2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter "Section 2870"). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

          2.5 Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

          2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

          2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section 101).

          2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating tosuch Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company's request on such assistance.

                                      2.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appointthe Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. Additional Activities. I agree that during the period of my employment by the Company I will not, without the Company's express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company, except as specifically authorized in my employment agreement with the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. No Conflicting Obligation. I represent that my performance ofall the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. Return of Company Documents. When I leave the employ of the Company, I will deliver to the Company any andall drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

7. Legal and Equitable Remedies. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. Notification of New Employer. In the event that I leave the employ of the Company, I will notify my new employer of my rights and obligations under this Agreement.

10.       General Provisions.

          10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Los Angeles County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

          10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shallnot affect the other provisions of this Agreement, and this Agreement shall be

                                      3.

construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any oneor more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, itshall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

          10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

          10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

          10.5 Employment. I agree and understand that nothing in this Employee Proprietary Information and Inventions Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or any right Company may have to terminate my employment.

          10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

          10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

          This Agreement shall be effective as of the first day of my employment with the Company, namely: _______________, 20__.

          I have read this Agreement carefully and understand its terms. I have completely filled out Exhibit B to this Agreement.

Dated:  ___________

/s/ Brent N. Cohen
--------------------------------
(Signature)


--------------------------------
Robert J. Richards

Accepted and Agreed To:

U.S. Search.com Inc.

By:
   -----------------------------
Title:
      --------------------------

--------------------------------
(Address)

--------------------------------

Dated: _______


                                      4.

                                   Exhibit A

                        LIMITED EXCLUSION NOTIFICATION

     This is to notify you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Company' business, or actual or demonstrably anticipated research or development of the Company;

     2.      Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I acknowledge receipt of a copy of this notification.

                              By:
                                 -------------------------
                                 Brent Cohen

                              Date:
                                   -----------------------
Witnessed by:


--------------------------------
(Printed Name of Representative)

                                     A-1.

                                   Exhibit B

TO:     800-U.S. Search

FROM:   Brent Cohen

DATE:
     ------------------------
SUBJECT:  Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by 800-U.S. Search (the "Company") that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

    [  ]    No inventions or improvements.

    [  ]    See below:


             -------------------------------------------------------------------

             -------------------------------------------------------------------

             -------------------------------------------------------------------

[  ]    Additional sheets attached.

        2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

     Invention or Improvement       Party(ies)       Relationship

1.
     ------------------------       -------------    ---------------------------
2.
     ------------------------       -------------    ---------------------------
3.
     ------------------------       -------------    ---------------------------

[  ]    Additional sheets attached.

                                   Exhibit B
                         Release And Waiver Of Claims

    In exchange for the severance payments to me of amounts and options pursuant to the Employment Agreement to which this form is attached, I hereby furnish U.S. SEARCH.com Inc. (the "Company") with the following release and waiver:

    Except with respect to the obligations undertaken in the Employment Agreement, I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns, parents, subsidiaries and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including the execution date of this Release, with respect to any claims relating to my employment and the termination of my employment, including but not limited to claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under California statute or ordinance and the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation. Notwithstanding the foregoing, this release does not include claims relating to unreimbursed expenses or payment of severance or vesting or exercise of options in the event of severance as provided in the Employment Agreement. Furthermore, nothing in the foregoing release shall release or waive any obligation the Company may have to you with respect to: (a) accrued and unused vacation pay subject to the limitation in the Employment Agreement; (b) vested benefits under any employee benefit plan, or under the Employment Agreement; or (c) under applicable law, and to the degree consistent with the Company's D&O insurance policy, to indemnify you and to provide you coverage with respect to your service as an officer, director or employee of the Company.

    I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I should consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier);
(d) I have seven (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.

     The Company hereby releases, acquits and forever discharges you and your agents, successors, assigns, attorneys and affiliates from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities, and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time within the course and scope of your employment with the Company (including, but not limited to, acts or omissions constituting negligence or gross negligence).

    The parties also acknowledge that they have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." The parties hereby expressly waive and relinquish all rights and benefits under that section or any comparable law with respect to any unknown or unsuspected claims they may have against each other.

Date:
     ----------------------         ---------------------------
                                    Brent N. Cohen


Date:
     ----------------------         ---------------------------
                                    U.S. Search.com Inc.

                                   Exhibit C
                Brent Cohen's Non-U.S. Search.com Board Service

              Brent Cohen's Board and Consulting Responsibilities

1.      Taxes4Less.com

2.      Interpacket Networks Inc.

3.      Tag-It Pacific, Inc.

4.      Xsides Corporation